Exhibit 99

TUESDAY, NOVEMBER 8, 2005

COMPANY PRESS RELEASE

              TRANSGENOMIC INC. REPORTS THIRD QUARTER 2005 RESULTS

      COMPANY ACHIEVES KEY MILESTONES OF POSITIVE OPERATING AND NET INCOME

OMAHA, Neb., Nov. 8 / -- Transgenomic Inc. (Nasdaq:TBIO) today announced financial results for the three- and nine-month periods ended September 30, 2005. The Company's financial results are presented in the tables attached.

THIRD QUARTER 2005

Third quarter 2005 BioSystems net sales increased 21 percent to $6.7 million from $5.5 million in the third quarter of 2004. Third quarter 2005 Nucleic Acids net sales decreased 24 percent to $2.0 million from $2.7 million in the third quarter of 2004. The decrease in Nucleic Acids sales was due primarily to the company's strategic exit in late 2004 from contract manufacturing of synthetic oligonucleotides and customers' fluctuating needs for specialty chemical phosphoramidites. Third quarter 2005 total net sales were $8.7 million compared to $8.2 million in the third quarter of 2004, an increase of 6%.

For the first time in history, the company generated positive income from operations and net income in the third quarter of 2005. Income from operations for the third quarter of 2005 was $0.3 million compared to a loss from operations of $4.8 million for the third quarter of 2004. Net income for the third quarter of 2005 was $0.1 million, representing earnings of $0.00 per share, compared to a net loss of $8.4 million for the third quarter of 2004, representing a loss of $0.29 per share. The net loss in the third quarter of 2004 included a non-cash charge of $2.9 million related to modifications to the Company's debt facilities that were treated as debt extinguishments for financial reporting purposes.

NINE MONTHS ENDED SEPTEMBER 30, 2005

For the nine months ended September 30, 2005, BioSystems net sales were $20.5 million compared to $18.5 million in 2004, an increase of 11 percent. Nine month Nucleic Acids net sales were $3.2 million in 2005 compared to $7.4 million in 2004, a decrease of 56%. Nine month 2005 total net sales were $23.7 million compared to $25.8 million in 2004, a decrease of 8%. This decrease was largely driven by a $4.2 million decrease in Nucleic Acids segment revenue due primarily to the company's strategic exit in late 2004 from contract manufacturing of synthetic oligonucleotides and customers' fluctuating needs for specialty chemical phosphoramidites. Net loss for the nine months ended September 30, 2005 was $3.8 million, representing a loss of $0.12 per share, as compared to $27.4 million, including nonrecurring, non-cash charges of $14.8 million, representing a loss of $0.95 per share, in the first nine months in 2004.

COMMENT AND OUTLOOK

CEO Collin D'Silva said, "We are pleased to have achieved several important milestones in the third quarter. In addition to reporting positive operating and net income, we began shipping the fourth generation of our WAVE(R) platform, the Model 4500. We will strive to build upon these successes through the end of the year and into 2006."

D'Silva continued, "We believe that the unique technologies embodied in our products and services are well suited to the needs of emerging markets relating to development of targeted therapeutics and the advancement of personalized medicine. Our efforts to date in 2005 leave us well-positioned to pursue these opportunities. Response to the launch of our WAVE Model 4500 has been very positive. The technology enhancements embodied in this fourth-generation WAVE System platform also offer a meaningful upgrade opportunity extending from the final quarter of 2005 into 2006. Finally, our Discovery Services unit made important progress in the third quarter towards broadening its revenue base, both in terms of the total number of clients and potential clients actively engaged, as well as in expanding the breadth of specific services offered."

Mike Summers, Transgenomic's CFO, pointed out that third quarter operating income, net income, and cash flows continued an improving trend that began in the first quarter of 2005. According to Mr. Summers, "Our consistently improving quarterly results continue to validate the plan we implemented nearly a year ago that was designed to, among other things, position the company to generate positive cash flows and earnings." Mr. Summers continued, "We finalized our capital raise in October, another critical milestone inherent in that plan. The offering not only allowed us to eliminate debt from our balance sheet, it provided additional liquidity and working capital to pursue growth opportunities that clearly exist in our industries."

EARNINGS CALL

The company will discuss its third quarter 2005 financial results via teleconference on Tuesday, November 8, at 5:00 p.m. EST. To access the call via telephone, dial 800-362-0571. The company will also host a live broadcast of the call over the Internet. To listen to the webcast, investors should log on to the company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions listed. An archived recording of the conference call will be available and can be accessed via the web using the same link listed above for 14 days after the call. Investors can also listen to a replay via telephone until 11:59 p.m. EST on Tuesday, November 22, 2005. Simply dial 888-269-5322 or 402-220-7324 from any telephone.

ABOUT TRANSGENOMIC

Transgenomic is a global company that markets and sells versatile and innovative products and related services to the medical research and pharmaceutical markets for use in genetic variation analysis. The company's WAVE System, with over 1250 installed in more than thirty countries, has broad applicability to genetic research and molecular diagnostics. Transgenomic also provides genomic biomarker analysis services to pharmaceutical and biopharmaceutical companies to support preclinical and clinical development of targeted therapeutics. The high sensitivity of the WAVE System in detecting genetic variation makes it a uniquely enabling technology for the advancement of personalized medicine. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

FORWARD-LOOKING STATEMENT

Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the suitability of the technology embodied in the Company's products and services to meet the needs of emerging markets relating to development of targeted therapeutics and the advancement of personalized medicine, and the ability to generate meaningful upgrade revenues in the future. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

                                TRANSGENOMIC INC.
                            SUMMARY FINANCIAL RESULTS
                    (In thousands, except per share amounts)

                            STATEMENTS OF OPERATIONS


                                              Three Months Ended           Nine Months Ended
                                                 September 30,               September 30,
                                           ------------------------    ------------------------
                                              2005          2004          2005          2004
                                           ----------    ----------    ----------    ----------
Net Sales                                  $    8,706    $    8,194    $   23,711    $   25,834
Cost of Sales                                   4,761         6,857        13,609        18,484
                                           ----------    ----------    ----------    ----------
Gross Margin                                    3,945         1,337        10,102         7,350

Operating Expenses                              3,642         6,096        11,966        30,174
                                           ----------    ----------    ----------    ----------

Operating Income (Loss)                           303        (4,759)       (1,864)      (22,824)

Other Expenses                                   (184)       (3,682)       (1,888)       (4,704)
                                           ----------    ----------    ----------    ----------
Income (Loss) Before Income Taxes                 119        (8,441)       (3,752)      (27,528)
Income Tax Expense (Benefit)                        8             1            27           (94)
                                           ----------    ----------    ----------    ----------
Net Income (Loss)                          $      111    $   (8,442)   $   (3,779)   $  (27,434)
                                           ==========    ==========    ==========    ==========

Shares Used in Computing Net Income
 (Loss) Per Share
  Basic and Diluted                            34,243        29,078        32,837        28,951
  Basic and Diluted Net Loss Per Share     $     0.00    $    (0.29)   $    (0.12)   $    (0.95)

                                TRANSGENOMIC INC.
                           SUMMARY FINANCIAL POSITION
                                 (In thousands)

                                 BALANCE SHEETS

                                                    September 30,      December 31,
                                                        2005              2004
                                                    -------------     -------------
Cash, Cash Equivalents and Short-term Investments   $       1,322     $       1,002
Other Current Assets                                       15,004            16,906
                                                    -------------     -------------
Current Assets                                             16,326            17,908

Net Property and Equipment                                 10,611            13,525
Other Assets                                                5,026             6,025
                                                    -------------     -------------
Total Assets                                        $      31,963     $      37,458
                                                    =============     =============

Current Liabilities                                 $      15,115     $      18,724
Long-term Debt                                              1,226             2,199
Stockholders' Equity                                       15,622            16,535
                                                    -------------     -------------
Total Liabilities and Stockholders' Equity          $      31,963     $      37,458
                                                    =============     =============

For confirmation of release or further information, please contact:

         Robert J. Pogulis, Ph.D.
         Transgenomic Inc.
         845-782-9617
         rpogulis@transgenomic.com